Exhibit D

SHARE TRANSFER AGREEMENT, dated August 30, 2012 (this “Agreement”), among Orchid Asia Co-Investment Limited (“Orchid Asia Co-Investment”), a company incorporated in the British Virgin Islands, Orchid Asia III L.P. (“Orchid Asia III”), a limited partnership incorporated in Cayman Islands (each of Orchid Asia Co-Investment and Orchid Asia III being a “Purchaser” and collectively, the “Purchasers”), and West Crest Limited, a company incorporated in the Cayman Islands (“West Crest”), Stong Bond Limited, a company incorporated in the British Virgin Islands (“Stong Bond”), Eight Dragon Success Limited, a company incorporated in the British Virgin Islands (“Eight Dragon Success”), and New Access Capital International Limited, a company incorporated in the British Virgin Islands (“New Access Capital”), (each of West Crest, Stong Bond, Eight Dragon Success, and New Access Capital being a “Seller” and collectively, the “Sellers”).

Unless otherwise indicated, all capitalized terms used, but not otherwise defined, in this Agreement shall have the respective meanings ascribed thereto in the Amended and Restated Sequel Shareholders Agreement, dated June 30, 2011 among the Parties named therein (the “Shareholders Agreement”).

RECITALS:

WHEREAS, each Seller owns Shares in Autohome Inc. (formerly known as “Sequel Limited”; herein, the “Company”);

WHEREAS, the Sellers (excluding New Access Capital) and Richstar Investments Group Limited (“Richstar”) sent the Purchasers a Transfer Notice dated March 13, 2012 (“Transfer Notice”) indicating that the Sellers (excluding New Access Capital) and Richstar had entered into a Term Sheet dated March 5, 2012 (“March Term Sheet”) with Orchid Asia Group Investment Management Limited, pursuant to which Orchid Asia Group Investment Management Limited expressed its intentions to purchase certain Shares of the Company from the Sellers (excluding New Access Capital) and Richstar for cash, and the Sellers (excluding New Access Capital) and Richstar expressed their intention to accept such offer;

WHEREAS, each of the Purchasers have exercised its right of first refusal pursuant to the Third Amended and Restated Memorandum and Articles of Association of the Company and the Shareholders Agreement by delivering an Acceptance Notice, dated April 24, 2012 (“Acceptance Notice”), in respect of the Transfer Notice, to each of the Sellers (excluding New Access Capital) and Richstar;

WHEREAS, the Sellers entered into a Term Sheet Agreement dated July 27, 2012 (“July Term Sheet”) with the Purchasers, pursuant to which the Purchasers expressed their offer to purchase certain Shares of the Company from the Sellers for cash, and the Sellers expressed their intentions to accept such offer; and

WHEREAS, the Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers the Sale Shares (as defined hereinafter), in accordance with clause 10.3(a) of the Shareholders Agreement (in respect of the Sale Shares under the July Term Sheet) and in accordance with clause 10.8(a) of the Shareholders Agreement (in respect of the Sale Shares under the Acceptance Notice.

NOW, THEREFORE, in consideration of the promises and of the representations and warranties and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

SALE AND PURCHASE

Section 1.1 Sale and Purchase. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined below), each of the Sellers shall sell, transfer and deliver the following Shares (collectively, the “Sale Shares”) respectively, to each of the Purchasers, free and clear of any Encumbrances, and the Purchasers shall purchase, acquire and accept the Sale Shares from each of the Sellers (the “Purchase”).

The Sellers	Number of Sale Shares to Orchid Asia Co-Investment	Number of Sale Shares to Orchid Asia III	Total Sale Shares to be Sold
West Crest	923,747	688,335	1,612,082
Stong Bond	153,444	65,431	218,875
Eight Dragon Success	503,444	65,431	568,875
New Access Capital	357,700	0	357,700

Total	1,938,335	819,197	2,757,532

Section 1.2 Purchase Prices. At the Closing, in consideration for the sale and transfer of all the Sale Shares by the Sellers to the Purchaser, the Purchaser shall pay the following amounts (the “Purchase Prices”) by telegraphic transfer to the bank accounts of each of the Sellers as notified to the Purchaser:

The Sellers	The Purchase Price from Orchid Asia Co-Investment		The Purchase Price from Orchid Asia III		Total Purchase Price to be Paid
West Crest	US$	3,083,636.53	US$	2,297,788.20	US$	5,381,424.73
Stong Bond	US$	512,224.15	US$	218,420.65	US$	730,644.80
Eight Dragon Success	US$	1,680,588.20	US$	218,420.65	US$	1,899,008.85
New Access Capital	US$	1,194,068.06		0	US$	1,194,068.06

Total	US$	6,470,516.95	US$	2,734,629.50	US$	9,205,146.44

Section 1.3 Closing.

(a) Upon the terms and subject to the conditions set forth in this Agreement and clause 10.9 of the Shareholders Agreement, the closing of the Purchase (the “Closing”) shall take place at the office of Orchid Asia, Suite 6110, 61st Floor, The Center, 99 Queen’s Road Central, Hong Kong on or before September 10, 2012, or at such other location outside the PRC, time and date as may be agreed upon in writing by the Sellers and the Purchasers (the date on which the closing occurs, the “Closing Date”).

(b) On or before the Closing Date, each Seller shall deliver, or cause to be delivered to the Purchaser the following items in accordance with clause 10.9(b) of the Shareholders Agreement in respect of the Sale Shares that such Seller shall sell, transfer and deliver, consistent with Section 1.1:

(i) duly executed share transfer forms;

(ii) the relevant share certificates (if any);

(iii) resolutions of the Board of Directors of the Company approving the transfer of the Sale Shares to the Purchaser and instructing the Company’s registered office to update the register of members accordingly; and

(iv) a certified true copy of the original register of members of the Company evidencing ownership of the Sale Shares in the names of the Sellers.

(c) On or before the Closing Date, the Purchasers shall procure Orchid Asia Group Investment Management Limited to deliver a full waiver and release in respect of the obligations of the Sellers (excluding New Access Capital) and Richstar under the March Term Sheet.

(d) On the Closing Date, the Sellers shall deliver to the Purchaser a certified true copy of the original register of members of the Company which has been updated to evidence ownership of the Sale Shares in the name of the Purchaser.

(e) On the Closing Date, the Purchaser shall make payment to the Sellers in accordance with clause 1.2 herein.

ARTICLE II

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 2.1 Each of the Sellers hereby represents and warrants to the Purchaser, severally but not jointly, and each of the Purchasers hereby represents and warrants to each of the Sellers, severally but not jointly, that it has full legal right and requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform fully its obligations under this Agreement. When executed and delivered by the parties hereto, this Agreement shall constitute a valid and binding agreement of such party, enforceable against such party in accordance with its terms.

Section 2.2 Any dividend declared and distributed by the Company in respect of the Sale Shares before the Closing will belong to the Sellers, any dividend declared after the Closing will belong to the Purchasers.

Section 2.3 Each of the Sellers covenants that it shall vote any of its equity interest in the Company in support of Orchid Asia Co-Investment’s nominee for one director of the Company to represent the Norman Shareholders as long as Orchid Asia Co-Investment or its affiliate owns any equity interest of the Company.

ARTICLE III

PROXY AND POWER OF ATTORNEY

Section 3.1 Each Seller hereby grants, from the Closing Date until the Sale Shares are registered in the name of the Purchaser, a proxy and power of attorney in favor of the Purchaser to enable the Purchaser to exercise all rights of ownership in respect of the Sale Shares, including voting rights.

ARTICLE IV

LIQUIDATED DAMAGES

Section 4.1 The Parties agree that it would be impracticable and extremely difficult to ascertain the amount of actual damages caused by a default or breach of this Agreement, including the failure to deliver the required documents or to pay the Purchase Prices on Closing and therefore agree that the non-defaulting party may seek from the defaulting party liquidated damages equal to US$4,000,000.

ARTICLE V

MISCELLANEOUS

Section 5.1 The provisions of clauses 28 (General), 29 (Notices), 30 (Settlement of Disputes) and 31 (Governing law and submission jurisdiction) of the Shareholders Agreement shall apply mutatis mutandis to this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

ORCHID ASIA CO-INVESTMENT LIMITED

By	/s/ Gabriel Li
	Name:	Gabriel Li
	Title:	Director

ORCHID ASIA III L.P.

By	/s/ Gabriel Li
	Name:	Gabriel Li
	Title:	Investment Manager

WEST CREST LIMITED

By	/s/ Lan Jiang
	Name:	Lan Jiang
	Title:	Director

STONG BOND LIMITED

By	/s/ Song Gang
	Name:	Song Gang
	Title:	Director

EIGHT DRAGON SUCCESS LIMITED

By	/s/ Li Dongsheng
	Name:	Li Dongsheng
	Title:	Director

NEW ACCESS CAPITAL INTERNATIONAL LIMTED

By	/s/ Andrew Qian
	Name:	Andrew Qian
	Title:	Director